Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-290247

April 9, 2026

PROSPECTUS SUPPLEMENT NO. 2

MOBIX LABS, INC.

Up to 2,412,711 SHARES OF CLASS A COMMON STOCK

This prospectus supplement amends the prospectus dated March 12, 2026 (as supplemented to date, the “Prospectus”) of Mobix Labs, Inc. a Delaware corporation (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1, as amended (No. 333-290247). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Current Report on Forms 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2026 and April 9, 2026, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Class A Common Stock are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “MOBX”. On April 8, 2026, the closing price of our Class A Common Stock was $3.04.

Investing in the Company’s Class A Common Stock involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is April 9, 2026